U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 30, 2008

EMERITUS CORPORATION
(Exact name of registrant as specified in charter)

Washington	1-14012	91-1605464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121
(Address of principal executive offices) (Zip Code)

(206) 298-2909
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information required by this Item 1.01 is incorporated by reference from Item 2.03 of this report.

Item 1.02	Termination of a Material Definitive Agreement.

On April 30, 2008, Emeritus Corporation (the “Company”) repaid the $20.0 million outstanding balance of a mortgage loan (the “GMAC Mortgage”) secured by five assisted living communities that were acquired by the Company in December 31, 2003.  The GMAC Mortgage was originally evidenced by a loan agreement dated as of June 30, 1998, between the original lender and the original borrower, as well as other loan documents.  In connection with this 2003 acquisition, the Company assumed the underlying GMAC Mortgage pursuant to a Loan Assumption Agreement dated December 31, 2003 among LaSalle National Bank as Trustee for GMAC Commercial Mortgage Pass-Through Certificates, Series 1998-C2, as lender, ALS Financing, Inc, as borrower, Emeritus Properties XVI, Inc., as purchaser, Alterra Healthcare Corporation, and Emeritus Corporation, as new guarantor.  The interest rate on the GMAC Mortgage was 6.98% and the note was to mature in August 2008.  There was no penalty related to the early termination of the GMAC Mortgage and related loan documents.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 30, 2008, the Company refinanced the GMAC Mortgage described in Item 1.02 of this report with the following new credit facilities.  The Company borrowed a total of $25.4 million pursuant to three loan agreements dated as of April 25, 2008 between (i) KeyCorp Real Estate Capital Markets, Inc., a subsidiary of KeyBank, N.A. as lender, (ii) each of three of the Company’s single purpose limited liability company subsidiaries (the “Borrowers”) and (iii) Emeritus Properties XVI, Inc., as member/manager of the Borrowers.  Pursuant to these loan agreements, the Borrowers issued 10-year notes that bear interest at a fixed rate of 6.29%, (the “Fixed Rate Notes”).  The Fixed Rate Notes are secured by three of the five properties that were subject to the GMAC Mortgage.  The Fixed Rate Notes require monthly payments of interest only in the first three years, with payments of principal and interest based on a 30-year amortization period thereafter until maturity, at which time all outstanding principal and accrued but unpaid interest are payable in full.  The Fixed Rate Notes were purchased by Fannie Mae.  The Fixed Rate Notes may be prepaid subject to a prepayment penalty based on a formula defined in the loan agreements.  The Fixed Rate Notes are cross collateralized and contain customary events of default, including those related to non-payment and the sale or transfer of collateral.

In addition, the Company borrowed a total of $13.3 million pursuant to two loan agreements dated as of April 25, 2008, between (i) KeyBank N.A. as lender, (ii) each of two of the Company’s single purpose limited liability company subsidiaries (the “Borrowers”) and (iii) Emeritus Properties XVI, Inc., as member/manager of the Borrowers.  Pursuant to these loan agreements, the borrowers issued variable rate notes (the “Variable Rate Notes”) that are secured by the remaining two communities.  Of the total amount borrowed, $7.2 million was withheld at closing and is available for funding of construction projects on these two communities.  The Variable Rate Notes have terms of three years and an initial weighted average annual rate of 5.06% based on the LIBOR rate at closing.  The maturity dates may be extended for one additional year at the Company’s option (the “Extension Period”) depending upon the attainment of certain debt service coverage ratios as defined in the loan agreements.  The Variable Rate Notes require monthly payments of interest only for three years and, if extended, include scheduled principal reductions during the Extension Period.  The Variable Rate Notes may be prepaid at any time without penalty.  The Variable Rate Notes contain various events of default, including non-payment and the maintenance of specified levels of occupancy and debt service coverage ratios.

The Company received approximately $11.2 million in cash from these transactions, which will be used for general corporate purposes.

Item 8.01                      Other Events

The Company issued a press release on May 1, 2008, announcing the refinancing of five communities.  A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01                      Financial Statement and Exhibits.

(d)           Exhibits

Exhibit No.                                           Description

99.1           Press Release dated May 1, 2008, EMERITUS ANNOUNCES REFINANCE OF FIVE COMMUNITIES.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

May 6, 2008		EMERITUS CORPORATION

	By:	/s/ Raymond R. Brandstrom
Raymond R. Brandstrom
Executive Vice President–Finance, Chief Financial Officer and Secretary

INDEX TO EXHIBITS

Exhibit No.                                           Description

99.1           Press Release dated May 1, 2008, EMERITUS ANNOUNCES REFINANCE OF FIVE COMMUNITIES.